Exhibit 99.1

PRESS RELEASE

Juniper Pharmaceuticals Announces Appointment of

Jeffrey Young as Chief Financial Officer

BOSTON, MA — Dec. 20, 2016 — Juniper Pharmaceuticals, Inc. (Nasdaq: JNP) (“Juniper” or the “Company”), a women’s health therapeutics company, today announced the appointment of Jeffrey Young as Chief Financial Officer, Treasurer and Secretary effective January 1, 2017.

Mr. Young brings over 20 years of financial leadership in the life sciences sector to Juniper. He most recently served as Chief Financial Officer and Treasurer of OvaScience, a global fertility company focused on new treatment options for women.

“Jeff’s diversified financial experience with both development-stage and commercial companies and deep knowledge of the women’s health sector will be a tremendous asset to Juniper as we build and advance our portfolio of product candidates to address unmet and underserved medical needs in women’s health,” said Alicia Secor, Juniper’s President and Chief Executive Officer. “We are thrilled to welcome Jeff to the management team, and look forward to his contributions.”

“I am excited to join Juniper at this important time in the Company’s growth trajectory,” said Mr. Young. “Juniper’s Crinone® franchise and JPS division provide a solid financial foundation for the Company as it advances its IVR pipeline and pursues additional opportunities to build a leading women’s health company. I look forward to working with the team to achieve Juniper’s financial and strategic objectives.”

Mr. Young will succeed George O. Elston, the Company’s outgoing Chief Financial Officer, Treasurer and Secretary, who will be stepping down at the end of the year.

“We appreciate George’s financial leadership over the past two years,” Ms. Secor continued. His many contributions include the recent monetization of the U.S. Crinone royalty stream with Allergan, which strengthened our balance sheet. We wish him well in his future endeavors.”

During his two-year tenure at OvaScience, Mr. Young led the company’s fundraising efforts and international tax strategy. He was previously the Chief Financial Officer and Treasurer of Transmedics, a developer of medical devices for the maintenance and transport of organs between donors and recipients. Before that, Mr. Young served as Chief Financial Officer and Treasurer at Lantheus Medical Imaging, where he led and managed multiple debt offerings. He joined Lantheus from Critical Therapeutics, where he was Chief Accounting Officer. Early in his career, he worked in various finance roles at PerkinElmer, Inc., and PriceWaterhouseCoopers LLP. Mr. Young is a Certified Public Accountant and holds a B.S. in Business Administration from Georgetown University.

In connection with Mr. Young’s entering into employment with Juniper, he will receive an employment inducement grant to purchase 170,000 shares of Juniper’s common stock at an exercise price equal to the market closing price on January 3, 2017. The stock option award will have a life of seven years, and will vest at the rate of one-quarter per year on each of the first four anniversaries of his employment. The stock option award will be granted without stockholder approval as an inducement material to Mr. Young entering into employment with Juniper in accordance with NASDAQ Listing Rule 5635(c)(4).

About Juniper Pharmaceuticals

Juniper Pharmaceuticals, Inc. is focused on developing therapeutics that address unmet medical needs in women’s health. The Company is advancing a pipeline of proprietary product candidates that leverage its differentiated intravaginal ring technology and when appropriate the 505(b)(2) regulatory pathway. Targeted product development investments are enabled by Juniper’s core operating business: the Crinone® (progesterone gel) franchise and Juniper Pharma Services, which provides high-end fee-for-service pharmaceutical development and clinical trials manufacturing to clients. Please visit www.juniperpharma.com for more information.

Juniper Pharmaceuticals™ is a trademark of Juniper Pharmaceuticals, Inc., in the U.S. and EU.

Crinone® is a registered trademark of Merck KGaA, Darmstadt, Germany, outside the U.S. and of Allergan, Inc. in the U.S.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to Juniper’s product candidate pipeline, ability to leverage the 505(b)(2) pathway for product candidates, and the expectation that the core operating business will enable targeted product development investments. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the drug development process generally, including the outcomes of planned clinical trials and the regulatory review process; the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies or following commercial launch, if such product candidates are approved; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Juniper Pharmaceuticals’ ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risk associated with Juniper Pharmaceuticals’ ability to manage operating expenses and/or obtain additional funding to support its business activities; and risks associated with Juniper Pharmaceuticals’ dependence on third parties. For a discussion of certain risks and uncertainties associated with Juniper Pharmaceuticals’ forward-looking statements, please review the Company’s reports filed with the SEC, including, but not limited to, its Annual Report on Form 10-K/A for the period ended December 31, 2015 and Quarterly Report on Form 10-Q for the period ended September 30, 2016 as filed with the SEC on November 14, 2016. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. These statements are based on management’s current expectations and Juniper Pharmaceuticals does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.

Investor Contact:

Amy Raskopf

Director, Corporate Communications, Juniper Pharmaceuticals, Inc.

(917) 673-5775 / ir@juniperpharma.com

Media Contact:

Amy Covino

Tell Med Strategies

(201) 774-3111 / amy.covino@tmstrat.com

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Source: Juniper Pharmaceuticals, Inc.